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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING
                                       of

                                    FORM 10-K
                      For Period Ended: December 27, 1998



                          Elephant & Castle Group, Inc.
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                              (Name of Registrant)



856 Homer Street
Vancouver, B.C. CANADA                                         V6B 2W5
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(Address of principal executive officers)                     (Zip Code)


                                     1-12134
                            (Commission File Number)

                            CUSIP Number 286199-10-4

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                Nothing in this form shall be construed to imply
                that the Commission has verified any information
                                contained herein.

Part II - Rules 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed: (Check appropriate box.)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]      (b)      The subject annual report on Form 10-K or portion
                           thereof will be filed on or before the fifteenth
                           (15th) calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


Part III - Narrative

         State below in reasonable detail the reasons why Form 10-K could not be filed within the prescribed period.



         The Registrant is unable to file timely due to administrative delays. Results of operations for the full year have been released. There is no material change from the results of operations which have been released.













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
Part IV - Other Information


         (1) Name and telephone number of person to contact in regard to this notification.

              D. David Cohen, Esq.                              (516) 933-1700
              Rick Bryant, Chief Financial Officer              (604) 684-6451
              Dan DeBou, Chief Accounting Officer               (604) 684-6451
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         (2)  Have all other periodic reports required under Section 13 or 15(d)
              of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify such reports.

                           Yes [X]                   No [ ]


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           Yes [ ]                   No [X]

              If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Not Applicable



         Elephant & Castle Group, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 25, 1999                 By: /s/ Dan DeBou
                                         ---------------------------------------
                                         Name:   Dan DeBou
                                         Title:  Chief Accounting Officer





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